Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 (File No. 333-173587) of our report dated February 22, 2011, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts) relating to the consolidated financial statements and the related schedule of China Zenix Auto International Limited (the “Successor”) and Zhengxing Wheel Group Co., Limited (the “Predecessor”) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu

Hong Kong

May 11, 2011